250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Blake Jones Tel: (518) 415-4274 Fax: (518) 761-6741

Arrow Financial Corporation Names Edward Campanella CFO

GLENS FALLS, N.Y. (August 16, 2017) - Today Arrow Financial Corporation (NasdaqGS® - AROW) announced Edward J. Campanella will join the company as Senior Vice President, Treasurer and Chief Financial Officer for Arrow, and Executive Vice President and Chief Financial Officer for the Company’s lead subsidiary, Glens Falls National Bank and Trust Company, effective September 5.

Mr. Campanella will be responsible for planning and management of all finance, treasury and accounting functions for Arrow, which reached a record $2.7 billion in assets at the end of the second quarter. He will be based in Glens Falls and report to Arrow President and Chief Executive Officer Tom Murphy.

“We are pleased to welcome Ed to our leadership team,” said Mr. Murphy. “His expertise in interest rate risk and liquidity management, balance sheet management, investment portfolio management and treasury products will be invaluable as we build upon Arrow’s strong financial footing and continued growth.”

Mr. Campanella added, “I’m honored to join the extremely talented team at Arrow Financial and I’m excited to contribute to the ongoing success of the institution.”

Mr. Campanella, who is currently serving as CFO of National Union Bank of Kinderhook, brings 19 years of finance and banking experience to Arrow. Prior leadership roles include Treasurer and Director of Finance at Opus Bank in Irving, California, and Treasurer at Cambridge Savings Bank in Cambridge, Massachusetts. He began his career in finance as an analyst for Darling Consulting Group.

A Latham resident, Mr. Campanella earned a bachelor’s degree in Business Administration from Suffolk University in Boston. He succeeds Terry Goodemote, who in February announced his intent to retire as Arrow CFO after more than 20 years of service to the Company, including more than 10 years as the Chief Financial Officer.

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Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; two property and casualty insurance agencies: McPhillips Insurance Agency, which is a division of Glens Falls National Insurance Agencies, LLC, and Upstate Agency, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

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